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                                                                     Exhibit 11


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 59 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 9, 1996 relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of the Lutheran Brotherhood Family of Funds which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
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Price Waterhouse LLP
Minneapolis, Minnesota
August 28, 1997